Form 10-K, Exhibit 13
period 2012-12-31
Georgetown Bancorp, Inc.
filed 2013-03-29
CIK 1542299

EXHIBIT 13

PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS

Selected Financial Information

	At December 31,			At June 30,
	2012	2011	2010	2010	2009	2008
	(In thousands)
Selected Financial Condition Data:
Total assets	$211,602	$199,375	$205,015	$211,545	$201,191	$184,741
Cash and cash equivalents	6,789	19,083	3,298	7,340	11,356	5,455
Loans receivable, net	180,599	161,120	178,524	175,867	163,825	148,909
Allowance for loan losses	1,780	1,824	1,651	1,676	1,455	1,212
Investment securities	9,778	6,496	10,421	14,643	14,487	18,977
Deposits	154,439	151,085	151,463	147,286	141,126	106,292
Borrowings (1)	23,600	25,694	32,173	43,368	40,788	59,873
Total stockholders’ equity	30,563	20,329	19,169	18,368	17,317	16,773

	Years Ended			Six Months Ended		Years Ended
	December 31,			December 31,		June 30,
	2012	2011	2010	2010	2009	2010	2009
	(In thousands, except per share data)

Selected Operating Data:
Interest and dividend income	$9,045	$10,705	$11,179	$5,679	$5,234	$10,734	$10,551
Interest expense	1,688	2,416	3,330	1,594	1,944	3,680	4,709
Net interest income	7,357	8,289	7,849	4,085	3,290	7,054	5,842
Provision for loan losses	200	949	188	23	196	361	248
Net interest income, after provision for loan losses	7,157	7,340	7,661	4,062	3,094	6,693	5,594
Non-interest income	2,013	990	1,339	778	524	1,085	870
Non-interest expense	7,663	6,736	6,692	3,497	3,125	6,320	5,933
Income before income taxes	1,507	1,594	2,308	1,343	493	1,458	531
Income tax provision	559	583	855	511	175	519	181
Net income	$948	$1,011	$1,453	$832	$318	$939	$350

Net income per share: Basic and diluted	$0.51	$0.53	$0.77	$0.44	$0.17	$0.50	$0.19

	At or For the Years			At of For the Six Months		At or For the Years
	Ended December 31,			Ended December 31, (2)		Ended June 30,
	2012	2011	2010	2010	2009	2010	2009
					(Unaudited)
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.46%	0.51%	0.70%	0.80%	0.32%	0.47%	0.18%
Return on equity (ratio of net income to average equity)	3.80%	5.14%	7.92%	8.87%	3.63%	5.30%	2.05%
Interest rate spread (3)	3.57%	4.18%	3.73%	3.89%	3.22%	3.41%	2.85%
Net interest margin (4)	3.75%	4.39%	3.99%	4.13%	3.55%	3.70%	3.19%
Efficiency ratio (5)	81.79%	72.59%	72.83%	71.92%	81.93%	77.64%	88.39%
Non-interest expense to average total assets	3.73%	3.37%	3.23%	3.36%	3.18%	3.14%	3.05%
Average interest-earning assets to average interest-bearing liabilities	121.35%	116.73%	115.21%	115.37%	115.40%	115.22%	113.03%

Asset Quality Ratios:
Non-performing assets to total assets	1.60%	1.59%	0.15%	0.15%	0.37%	0.21%	0.37%
Non-performing loans to total loans	1.74%	1.92%	0.14%	0.14%	0.40%	0.21%	0.45%
Allowance for loan losses to non-performing loans	56.06%	58.22%	652.57%	652.57%	236.85%	452.97%	197.42%
Allowance for loan losses to total loans	0.98%	1.12%	0.92%	0.92%	0.95%	0.94%	0.88%

Capital Ratios:
Stockholders’ equity to total assets at end of period	14.44%	10.20%	9.35%	9.35%	8.85%	8.68%	8.61%
Total capital to risk-weighted assets (6)	17.90%	14.20%	12.30%	12.30%	11.30%	11.40%	11.30%
Tier 1 capital to risk-weighted assets (6)	16.70%	13.20%	11.30%	11.30%	10.30%	10.40%	10.40%

(1)	Includes securities sold under agreements to repurchase.
(2)	Percentage calculations for the six month periods have been annualized.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(5)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Calculation is for Georgetown Bank.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward Looking Statements

This Annual Report contains certain “forward-looking statements” that may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors that could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation or regulatory policies and procedures, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services. Because of this and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Overview

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and other interest-earning assets (primarily cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of accounts, NOW accounts, money market accounts, certificates of deposit and borrowings. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists of fees and service charges, mortgage banking income, income from bank-owned life insurance and miscellaneous other income. In recent periods, mortgage banking has become a more significant source of non-interest income due to the volume of loan refinancing and our strategic objective to expansion our mortgage banking operation. Non-interest expense consists primarily of salaries and employee benefits, occupancy and equipment, data processing, professional fees, advertising and other administrative expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities. Additionally, because our lending activity is concentrated in loans secured by residential and commercial real estate located in the Essex and Suffolk counties, Massachusetts region and southern New Hampshire, downturns in this regional economy could have a negative impact on our earnings.

Net income for the year ended December 31, 2012 was $948,000, which was $63,000, or 6.2% below 2011. Net income was negatively affected by a compression of net interest income, which totaled $7.4 million for the year ended December 31, 2012, compared to $8.3 million for the year ended December 31, 2011. The provision for loan losses decreased $749,000, to $200,000 for the year ended December 31, 2012, as the provision for loan losses for the year ended December 31, 2011 included a $698,000 charge-off relating to one large, out-of-market home equity loan. Non-interest income increased $1.0 million, or 103.3%, primarily due to an increase in mortgage banking income, driven by an increase in the volume of refinancing activity. Non-interest expense increased $927,000, or 13.8%, primarily due to increases in salaries and benefits and advertising expenses.

We do not originate subprime, Alt-A or option ARM residential mortgage loans. All of our mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Ginnie Mae, which are U.S. Government agencies or Government-sponsored enterprises. These entities guarantee the payment of principal and interest on our mortgage-backed securities. We do not own any common or preferred stock issued by Fannie Mae or Freddie Mac.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community bank dedicated to meeting the banking needs of our customers. Our board of directors has sought to accomplish this objective with a strategy designed to increase profitability, while maintaining a strong capital position and high asset quality. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

•                                          Continuing to emphasize the origination of commercial loans. In recent years, we have diversified our lending activities by increasing our origination of commercial and multi-family real estate loans, residential (one- to four-family) investment property loans and commercial business loans. We have established a fully staffed commercial loan department that includes two commercial loan officers, a credit manager and analyst, a commercial loan assistant, and a commercial loan servicing representative. We intend to focus on the origination of more permanent, longer term loans that will help us establish more profitable relationships with our borrowers and grow our core deposit base. The additional capital recently raised will further increase our ability to originate commercial loans. However, originating more one- to four-family investment property, multi-family, commercial real estate and commercial business loans exposes us to increased risks.

•                                          Continuing to emphasize core deposit growth to reduce our funding costs. Our balance of demand deposit accounts, NOW accounts, savings accounts and money market deposits, which we consider core deposits, has continued to increase. We intend to continue to increase core deposits by cross-selling existing customers and establishing new relationships. With our continued focus on building commercial loan and deposit service relationships, we will continue to seek lower cost core deposits primarily in the form of our commercial demand deposit and money market accounts. Additionally, we will continue to promote the growth of retail core deposits through the continued marketing of our retail checking accounts.

•                                          Maintaining high asset quality through conservative underwriting and aggressive monitoring of our assets. We have emphasized maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate, and when appropriate, guaranteed by state or government programs like the U.S. Small Business Administration. In the current economic environment, we intend to continue to aggressively monitor our loan portfolio.

We use an outside loan review firm to review a majority of our commercial loan portfolio on an annual basis. This review provides management with an objective third-party analysis of the quality of our commercial loan portfolio. In addition, we conduct periodic reviews of individual commercial credits and meet periodically, in person and at their place of business, with our commercial customers in order to stay abreast of any and all issues that may affect the quality of the credit relationship. In light of the poor residential real estate market since 2008, we have also conducted multiple reviews of our home equity line of credit portfolio to determine the effect of the housing market on the quality of this portion of our loan portfolio. We plan to continue this practice annually.  We will continue to emphasize strong asset quality as we further diversify our loan portfolio. Our ratio of non-performing assets to total assets was 1.59%, at December 31, 2012 and 2011.

•                                          Expanding our secondary mortgage marketing capabilities. We have successfully developed a mortgage banking operation, as we sold $60.9 million in residential loans in the secondary market during the year ended December 31, 2012, generating $1.3 million in net mortgage banking income. The loans we sold consisted primarily of one- to four-family residential real estate loans with terms of 15 years or more and were primarily sold on a servicing retained basis, which has allowed us to maintain customer relationships for future cross-selling opportunities. Selling these longer-term loans also assists us in managing interest rate risk and provides us with added liquidity to fund our commercial lending activity. We expect to have a greater emphasis in this activity in the future as, among other things, we intend to expand our residential mortgage origination staff and our geographic locations.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions made by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses and deferred income taxes.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. Additionally, as part of the evaluation of the level of the allowance for loan losses, on a quarterly basis management analyzes several qualitative loan portfolio risk factors including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans that are classified as impaired, an allowance for loan losses is established when the discounted cash flows or the fair value of the existing collateral (less cost to sell) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

We periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring. All troubled debt restructurings are initially classified as impaired.

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates.

Loans secured by commercial real estate, multi-family and one- to four-family investment properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate, including multi-family and one- to four-family investment properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value that is insufficient to assure full repayment.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.

Comparison of Financial Condition at December 31, 2012 and 2011

Total assets increased $12.2 million, or 6.1%, to $211.6 million at December 31, 2012 from $199.4 million at December 31, 2011. The increase resulted from primarily from increases in residential loans and securities, partially offset by a decrease in construction loans and cash and cash equivalents.

Cash and cash equivalents decreased $12.3 million to $6.8 million at December 31, 2012 from $19.1 million at December 31, 2011. The decrease in cash and cash equivalents resulted primarily from the funding of residential loan purchases made during the year and to a lesser extent residential loan originations.

Our securities portfolio excluding Federal Home Loan Bank (“FHLB”) stock increased $3.3 million, or 50.5%, to $9.8 million at December 31, 2012 from $6.5 million at December 31, 2011. The growth of our securities portfolio has been moderate, as we have made limited purchases of securities in the current low-yield environment.

Loans (excluding loans held for sale) increased $19.5 million, or 12.1%, to $180.6 million at December 31, 2012 from $161.1 million at December 31, 2011, due primarily to the purchase and origination of residential jumbo loans and increases in commercial real estate loans, partially offset by decreases in construction and commercial loans. Residential one- to four-family loans increased $32.9 million, or 52.6%, to $95.5 million at December 31, 2012 from $62.6 million at December 31, 2011. In July 2012 the Bank purchased, as an extension of our residential loan origination activities, 13 single-family and one condominium, first-lien, primary residence, jumbo residential loans totaling $9.9 million with a weighted average yield of 4.16% and a weighted average maturity of 28.2 years. Additionally, in November 2012 the Bank purchased nine single-family and one condominium, first-lien, primary residence, jumbo residential loans totaling $7.5 million with a weighted average yield of 3.66% and a weighted average maturity of 28.5 years. All of the loans are located in Massachusetts and were underwritten to the Bank’s normal underwriting standards prior to purchase. The purchases were executed as a means of deploying excess cash that has built up over the past several quarters, primarily due to commercial and construction loan payoffs. Our primary emphasis continues to be the origination of commercial loans. Despite the current competitive market, we have decided to maintain our historically high underwriting standards instead of relaxing these standards and we have not reduced loan rates below levels at which we could not operate profitably. Commercial real estate loans increased $7.3 million, or 28.9%, to $32.7 million at December 31, 2012 from $25.4 million at December 31, 2011. Construction loans decreased $11.0 million, or 47.5%, to $12.2 million at December 31, 2012 from $23.2 million at December 31, 2011, as residential housing units continued to be sold. The significant majority of our construction loans remain collateralized by residential real estate (90.5% at December 31, 2012 and 97.3% at December 31, 2011). Commercial loans collateralized by residential properties decreased $7.2 million, or 30.0%, to $16.7 million at December 31, 2012 from $23.9 million at December 31, 2011. Commercial business loans decreased $1.5 million, or 14.6%, to $8.7 million at December 31, 2012 from $10.1 million at December 31, 2011.

Deposits increased $3.4 million, or 2.2%, to $154.4 million at December 31, 2012 from $151.1 million at December 31, 2011. Our continued focus on generating lower-cost “core” deposits (which we define as non-certificate of deposit accounts) resulted in such core deposits increasing $5.0 million, or 4.7%, to $110.7 million at December 31, 2012 from $105.6 million at December 31, 2011, and such deposits representing 71.7% of our deposit portfolio at December 31, 2012 compared to 69.9% of our deposit portfolio at December 31, 2011.

Total FHLB borrowings decreased $1.5 million, or 6.1%, to $23.6 million at December 31, 2012 from $25.1 million at December 31, 2011, as we used excess cash to pay off maturing Federal Home Loan Bank advances.

Stockholders’ equity increased $10.2 million, or 50.3%, to $30.6 million at December 31, 2012 from $20.3 million at December 31, 2011. The increase resulted primarily from net proceeds of $9.9 million from the Company’s stock offering and net income of $948,000 for the year ended December 31, 2012, offset by the common stock acquired by the ESOP of $880,000.

Comparison of Operating Results for the Years Ended December 31, 2012 and 2011

General. Net income decreased $63,000, or 6.2%, to $948,000 for the year ended December 31, 2012 from $1.0 million for the year ended December 31, 2011. The decrease was due primarily to a decrease in net interest income and an increase in non-interest expense, partially offset by an increase in non-interest income and a decrease in the provision for loan losses.

Interest and Dividend Income. Interest and dividend income decreased $1.6 million, or 15.5%, to $9.0 million for the year ended December 31, 2012 from $10.7 million for the year ended December 31, 2011. The decrease is primarily due to a change in the mix of the loan portfolio, as higher-yielding construction loans decreased and the new loans we have been originating and purchasing have been at lower interest rates due to continued low market interest rates. Interest income on loans decreased $1.6 million, or 15.8%, to $8.7 million for the year ended December 31, 2012 from $10.4 million for the year ended December 31, 2011, due to a 56 basis point decrease in yield to 5.35% for the year ended December 31, 2012 from 5.91% for the year ended December 31, 2011, as well as a $12.3 million, or 7.0%, decrease in the average balance of loans, to $163.0 million for the year ended December 31, 2012 from $175.3 million for the year ended December 31, 2011.

Interest and dividend income on investment securities decreased $67,000, or 19.2%, to $282,000 for the year ended December 31, 2012 from $349,000 for the year ended December 31, 2011, due to decreases in both the yields earned on investment securities as well as the average balance of investment securities. The growth of our securities portfolio has been moderate, as we have made limited purchases of securities in the current low-yield environment.

Interest Expense. Interest expense decreased $728,000, or 30.1%, to $1.7 million for the year ended December 31, 2012 from $2.4 million for the year ended December 31, 2011. We experienced decreases in interest expense on both deposits and borrowings (primarily long-term Federal Home Loan Bank advances). Interest expense on deposits decreased $610,000, or 41.0%, to $876,000 for the year ended December 31, 2012 from $1.5 million for the year ended December 31, 2011, due primarily to a decrease in rates we paid on interest-bearing deposits. The average rate we paid on interest-bearing deposits decreased to 0.64% for the year ended December 31, 2012 compared to 1.12% for the year ended December 31, 2011. We have been able to increase our lower cost “core” deposits, as described above, while also reducing rates in the current low interest rate environment.

Interest expense on FHLB advances decreased $117,000, or 12.7%, to $811,000 for the year ended December 31, 2012 from $921,000 for the year ended December 31, 2011. The decrease was due primarily to a decrease in the average balance, which decreased $3.9 million, or 13.7%, to $25.0 million for the year ended December 31, 2012 from $28.9 million for the year ended December 31, 2011. We have been able to reduce our reliance on borrowings, as we have had excess cash to fund our operations.

Net Interest Income. Net interest income decreased $932,000, or 11.2%, to $7.4 million for the year ended December 31, 2012 compared to $8.3 million for the year ended December 31, 2011. Our net interest margin decreased 64 basis points, to 3.75% for the year ended December 31, 2012 compared to 4.39% for the year ended December 31, 2011, as the yield we earned on interest-earning assets decreased 106 basis points to 4.61% for the year ended December 31, 2012 compared to 5.67% for the year ended December 31, 2011, while the rate we paid on interest-bearing liabilities decreased 45 basis points to 1.04% for the year ended December 31, 2012 compared to 1.49% for the year ended December 31, 2011.  Our net interest margin may continue to compress in the future due to competitive pricing in our market area.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses quarterly, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. During the year ended December 31, 2011, we revised our methodology to identify more categories that have increased risk based on their specific loan type or adverse ratings.

This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. We recorded a $200,000 provision for loan losses for the year ended December 31, 2012, as compared to a $949,000 provision for loan losses for the year ended December 31, 2011. The provision in 2011 included a $698,000 charge-off of one large, out-of-market home equity loan. The provisions recorded resulted in an allowance for loan losses of $1.8 million, or 0.98% of total loans and 178.33% of non-performing loans at December 31, 2012, compared to an allowance for loan losses of $1.8 million, or 1.12% of total loans and 58.22% of non-performing loans at December 31, 2011. The decrease in the allowance as a percentage of total loans reflects the significant increase in residential loans during 2012, which generally require a smaller provision for loss.

Historically, our loan portfolio has primarily consisted of one- to four-family residential mortgage loans. The composition of our loan portfolio has gradually changed in recent years to include more multi-family, commercial real estate, investment property and commercial business loans. In addition, we intend to emphasize increased originations of these loans. Management’s evaluation of the allowance for loan losses, the composition of the loan portfolio and increased risk associated with multi-family, commercial real estate and commercial business loans (because they present larger non-homogeneous credits and because they may be more sensitive to changes in economic conditions) may result in continued larger additions to the allowance for loan losses in future periods.

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate at December 31, 2012 and 2011. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provisions for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Non-interest Income. Non-interest income increased $1.0 million, or 103.3%, to $2.0 million for the year ended December 31, 2012 from $990,000 for the year ended December 31, 2011, primarily from an increase in mortgage banking income. Mortgage banking income increased $953,000, or 265.5%, to $1.3 million for the year ended December 31, 2012 from $359,000 for the year ended December 31, 2011. We sold $60.9 million of loans during the year ended December 31, 2012 compared to $19.4 million of such sales for the year ended December 31, 2011, primarily due to a higher level of refinancing activity in 2012. In addition, customer service fees increased $27,000, or 5.1%, to $554,000 for the year ended December 31, 2012 from $527,000 for the year ended December 31, 2011.

Non-interest Expense. Non-interest expense increased $927,000, or 13.8%, totaling $7.6 million for the year ended December 31, 2012 compared to $6.7 million for the year ended December 31, 2011. Salaries and employee benefits expense increased $505,000, or 13.2%, to $4.3 million for the year ended December 31, 2012 from $3.8 million for the year ended December 31, 2011, primarily due to the fact that we had several positions that were unfilled during 2011 that were replaced at higher salaries during 2012, as well as new staff positions added and an increase of $114,000 in incentive plan expense due to the exceeding of certain incentive targets. Occupancy expense increased $103,000, or 13.3% primarily due to the replacement of on-staff facilities personnel with a more efficient out-sourced solution, as well as repairs made to banking facilities. Data processing expense increased $68,000, or 15.1% primarily due to implementation costs associated with the upgrading of software systems and costs associated with information technology infrastructure upgrades. Advertising expense increased $173,000, or 71.2% primarily due to an increase in media advertisements. Other general and administrative expenses increased $57,000, or 6.2%, primarily due to the costs associated with implementing the detailed tagging phase of the Extensible Business Reporting Language (“XBRL”) requirement of the Securities and Exchange Commission and expenses associated with using the trade name Georgetown Bank as part of a marketing campaign before formally changing the Bank’s name in August 2012.

Income Tax Expense. Income tax expense was $559,000 for the year ended December 31, 2012 compared to $583,000 for the year ended December 31, 2011. The effective income tax rate was 37.1% for the year ended December 31, 2012 compared to 36.5% for the year ended December 31, 2011.

Average Balance Sheet

The following table set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. There were no tax-equivalent yield adjustments made. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees and costs, discounts and premiums that are amortized or accreted to interest income or expense.

	Years Ended December 31,
	2012			2011			2010
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$162,991	$8,716	5.35%	$175,320	$10,355	5.91%	$177,250	$10,637	6.00%
Investment securities (2)	11,399	282	2.47%	11,906	349	2.93%	16,796	540	3.22%
Short-term investments	22,020	47	0.21%	1,693	1	0.06%	2,632	2	0.08%
Total interest-earning assets	196,410	9,045	4.61%	188,919	10,705	5.67%	196,678	11,179	5.68%
Non-interest-earning assets	9,110	—		10,840	—		10,363	—
Total assets	$205,520	9,045		$199,759	10,705		$207,041	11,179

Interest-bearing liabilities:
Savings deposits	$12,574	10	0.08%	$11,682	25	0.21%	$12,030	25	0.21%
NOW accounts	21,787	61	0.28%	14,834	66	0.44%	13,441	75	0.56%
Money market accounts	56,241	179	0.32%	56,992	477	0.84%	49,322	552	1.12%
Certificates of deposit	46,109	626	1.36%	48,961	918	1.87%	56,412	1,396	2.47%
Total interest-bearing deposits	136,711	876	0.64%	132,469	1,486	1.12%	131,205	2,048	1.56%
FHLB advances	24,962	811	3.25%	28,921	928	3.21%	39,049	1,280	3.28%
Repurchase agreements	187	1	0.53%	455	2	0.44%	463	2	0.43%
Total interest-bearing liabilities	161,860	1,688	1.04%	161,845	2,416	1.49%	170,717	3,330	1.95%
Non-interest-bearing liabilities:
Demand deposits	17,112			16,535			16,012
Other non-interest-bearing liabilities	1,608			1,703			1,964
Total liabilities	180,580			180,083			188,693
Stockholders’ equity	24,940			19,676			18,348
Total liabilities and equity	$205,520			$199,759			$207,041

Net interest income		$7,357			$8,289			$7,849
Net interest rate spread (3)			3.57%			4.18%			3.73%
Net interest-earning assets (4)	$34,550			$27,074			$25,961
Net interest margin (5)			3.75%			4.39%			3.99%
Average of interest-earning assets to interest-bearing liabilities			121.35%			116.73%			115.21%

(1)  Includes loans held for sale.

(2)  Consists entirely of taxable investment securities.

(3)  Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)  Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)  Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Years Ended December 31,
	2012 vs. 2011			2011 vs. 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans	$(728)	$(911)	$(1,639)	$(116)	$(166)	$(282)
Investment securities (1)	(15)	(52)	(67)	(157)	(34)	(191)
Short-term investments	12	34	46	(1)	—	(1)

Total interest-earning assets	(731)	(929)	(1,660)	(274)	(200)	(474)

Interest-bearing liabilities:
Savings deposits	2	(17)	(15)	(1)	1	—
NOW accounts	31	(36)	(5)	8	(17)	(9)
Money market accounts	(6)	(292)	(298)	86	(161)	(75)
Certificates of deposit	(53)	(239)	(292)	(184)	(294)	(478)

Total interest-bearing deposits	(26)	(584)	(610)	(91)	(471)	(562)

FHLB advances	(127)	10	(117)	(332)	(20)	(352)
Repurchase agreements	(1)	—	(1)	—	—	—

Total interest-bearing liabilities	(154)	(574)	(728)	(423)	(491)	(914)

Change in net interest income	$(577)	$(355)	$(932)	$149	$291	$440

(1) Consists entirely of taxable investment securities.

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our Board of Directors has established a Finance Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Finance Committee meets on a monthly basis to review our asset/liability policies and position, interest rate risk position and to discuss and implement interest rate risk strategies.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk: (1) offering a variety of adjustable rate loan products, including adjustable rate one- to four-family, multi-family and non-residential mortgage loans, and short-term consumer loans; (2) offering shorter-term fixed-rate mortgage loans; (3) using alternative funding sources, such as advances from the Federal Home Loan Bank of Boston; and (4) deposit pricing strategies and short duration investments. By following these strategies, we believe that we are better positioned to react to changes in market interest rates.

Net Interest Income Simulation. Interest rate risk can result from timing differences in the maturity/repricing of an institution’s assets, liabilities and off-balance sheet contracts; the effect of embedded options, such as call or convertible options, loan prepayments, interest rate caps, and deposit withdrawals;

unexpected shifts of the yield curve that affect both the slope and shape of the yield curve and differences in the behavior of lending and funding rates, sometimes referred to as basis risk. Given the potential types and differing related characteristics of interest rate risk, it is important that we maintain an appropriate process and set of measurement tools, which enables us to identify and quantify our sources of interest rate risk. Our primary tool in measuring interest rate risk in this manner is an income simulation model. This model measures the net interest income at risk under various interest rate scenarios. At December 31, 2011 net interest income was measured assuming market interest rates remain unchanged, where rates increased 200 basis points and where rates decreased 100 basis points from current market rates over a one-year time horizon. At December 31, 2012, net interest income was measured assuming market interest rates remain unchanged, where rates increased 300 basis points and where rates decreased 50 basis points from current market rates over a one-year time horizon. Management’s decision to utilize different rate shift scenarios at December 31, 2012 as compared to those used at December 31, 2011, is based on the overall lower interest rate environment that existed at December 31, 2012 when compared to December 31, 2011.The changes in net interest income due to changes in market interest rates reflect the rate sensitivity of our interest-bearing assets and liabilities.

The following table presents the estimated changes in net interest income of Georgetown Bank, calculated on a bank-only basis, that would result from changes in market interest rates over twelve-month periods beginning December 31, 2012 and 2011.

	At December 31,
Changes in	2012		2011
Interest Rates (Basis Points)	Net Interest Income	% Change	Net Interest Income	% Change
	(Dollars in thousands)
300	$7,307	(4.2)%	$—	—
200	$—	—	$7,113	0.6%
0	$7,627	—	$7,074	—
-50	$7,548	(1.0)%	$—	—
-100	$—	—	$7,132	0.8%

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net interest income simulation requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income simulation table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income simulation table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of loans and securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly review the need to adjust our investments in liquid assets based upon our assessment of: (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2012, cash and cash equivalents totaled $6.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $8.2 million at December 31, 2012. In addition, at December 31, 2012, we had the ability to borrow a total of approximately $61.1 million from the Federal Home Loan Bank of Boston. On that date, we had $23.6 million in advances outstanding.

During 2012, we continued our mortgage banking activities by selling residential loans in the secondary market, primarily on a servicing-retained basis. These activities have a positive effect on liquidity by providing us with an additional source of funds. During the years ended December 31, 2012 and 2011, we sold $60.9 million and $19.4 million in residential loans, respectively.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Boston.

At December 31, 2012 and 2011, we had $20.1 million and $6.1 million in loan commitments outstanding, respectively. In addition to commitments to originate loans, at December 31, 2012 and 2011, we had $24.3 million and $18.5 million in unadvanced funds to borrowers, respectively. We also had $25,000 and $125,000 in outstanding letters of credit at December 31, 2012 and 2011, respectively. We also had $10.8 million and $3.6 million of forward loan sale commitments at December 31, 2012 and 2011, respectively. These forward loan sale commitments were used to offset the interest rate risk associated with mortgage loans, which have had their interest rate locked by our customers. We also had $2.6 million and $769,000 of loans held for sale at December 31, 2012 and 2011, respectively. Certificates of deposit due within one year of December 31, 2012 totaled $24.9 million, or 16.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank of Boston advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit at December 31, 2012. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended December 31, 2012, we originated $146.9 million of loans, including $84.4 million of loans to be held in our portfolio, purchased $17.4 million of residential jumbo loans, and purchased $6.1 million of securities. During the year ended December 31, 2011, we originated $75.8 million of loans, including $56.3 million of loans to be held in our portfolio, and purchased $983,000 of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $3.4 million and a net decrease of $378,000 for the years ended December 31, 2012 and 2011, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Federal Home Loan Bank advances reflected net decreases of $1.5 million and $6.6 million during the years ended December 31, 2012 and 2011, respectively. Federal Home Loan Bank advances have primarily been used to fund loan demand and purchase securities during periods of lower liquidity.

The net proceeds from the stock offering have increased our liquidity and capital resources. The initial level of liquidity has been reduced, as net proceeds from the stock offering were used for general corporate purposes, including the funding of loans.  Our financial condition and results of operations have been enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income.  However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Capital

Georgetown Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2012, Georgetown Bank exceeded all applicable regulatory capital requirements, and was considered “well capitalized” under regulatory guidelines. See Note 12 of the Notes to the consolidated financial statements for additional information.

Off-Balance Sheet Arrangements and Contractual Obligations

Georgetown Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Our exposure to credit loss is represented by the contractual amount of the instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each customer’s credit worthiness on a case-by-case basis. Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

Standby letters of credit are conditional commitments we issue to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Our outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, we may seek recourse through the customer’s underlying line of credit. If the customer’s line of credit is also in default, we may take possession of the collateral, if any, securing the line of credit.

In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities, agreements with respect to investments and employment agreements with certain of our executive officers. See Note 14 of the Notes to the Company’s consolidated financial statements for additional information.

Recent Accounting Pronouncements

For information with respect to recent accounting pronouncements that are applicable to the Company, please see Note 2 of the Notes to the Company’s consolidated financial statements.

Effect of Inflation and Changing Prices

The consolidated financial statements and related consolidated financial data presented herein regarding the Company have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

(This page intentionally left blank)

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Comprehensive Income	F-4

Consolidated Statements of Changes in Stockholders’ Equity	F-5

Consolidated Statements of Cash Flows	F-6 to F-7

Notes to Consolidated Financial Statements	F-8 to F-62

To the Board of Directors

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011 and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Georgetown Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
March 7, 2013

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

At December 31, 2012 and 2011

	2012	2011
	(In thousands)

ASSETS

Cash and due from banks	$2,228	$9,598
Short-term investments	4,561	9,485
Total cash and cash equivalents	6,789	19,083

Securities available for sale, at fair value	8,184	4,174
Securities held to maturity, at amortized cost (fair value of $1,731,000 at December 31, 2012 and $2,506,000 at December 31, 2011)	1,594	2,322
Federal Home Loan Bank stock, at cost	2,861	3,111
Loans held for sale	2,606	769
Loans, net of allowance for loan losses of $1,780,000 at December 31, 2012 and $1,824,000 at December 31, 2011	180,599	161,120
Premises and equipment, net	3,753	3,882
Accrued interest receivable	617	627
Bank-owned life insurance	2,797	2,696
Other real estate owned	203	30
Prepaid FDIC insurance	215	362
Other assets	1,384	1,199

Total assets	$211,602	$199,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$154,439	$151,085
Securities sold under agreements to repurchase	—	573
Federal Home Loan Bank advances	23,600	25,121
Mortgagors’ escrow accounts	1,034	730
Accrued expenses and other liabilities	1,966	1,537
Total liabilities	181,039	179,046

Commitments and contingencies (Note 14)

Stockholders’ equity:
Preferred stock, $0.01 par value per share: 50,000,000 shares authorized at December 31, 2012 and $0.10 par value per share: 1,000,000 shares authorized at December 31, 2011; none outstanding	—	—
Common Stock, $0.01 par value per share: 100,000,000 shares authorized, 1,940,259 shares issued at December 31, 2012 and $0.10 par value per share: 10,000,000 shares authorized, 2,777,250 shares issued at December 31, 2011	19	278
Additional paid-in capital	20,669	11,496
Retained earnings	10,958	10,010
Accumulated other comprehensive income	183	134
Unearned compensation - ESOP (101,367 shares unallocated at December 31, 2012 and 28,597 shares unallocated at December 31, 2011)	(1,084)	(286)
Unearned compensation - Restricted stock (30,281 shares non-vested at December 31, 2012 and 36,552 shares non-vested at December 31, 2011)	(182)	(167)
Treasury stock, at cost (133,347 shares at December 31, 2011)	—	(1,136)
Total stockholders’ equity	30,563	20,329

Total liabilities and stockholders’ equity	$211,602	$199,375

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2012 and 2011

	2012	2011
	(In thousands, except share data)

Interest and dividend income:
Loans, including fees	$8,716	$10,355
Securities	282	349
Short-term investments	47	1
Total interest and dividend income	9,045	10,705

Interest expense:
Deposits	876	1,486
Short-term Federal Home Loan Bank advances	—	7
Long-term Federal Home Loan Bank advances	811	921
Securities sold under agreements to repurchase	1	2
Total interest expense	1,688	2,416

Net interest and dividend income	7,357	8,289
Provision for loan losses	200	949
Net interest and dividend income, after provision for loan losses	7,157	7,340

Non-interest income:
Customer service fees	554	527
Mortgage banking income, net	1,312	359
Income from bank-owned life insurance	101	99
Net gain on sale of other real estate owned	19	—
Other	27	5
Total non-interest income	2,013	990

Non-interest expenses:
Salaries and employee benefits	4,336	3,831
Occupancy and equipment expenses	876	773
Data processing expenses	517	449
Professional fees	385	356
Advertising expenses	416	243
FDIC insurance	158	166
Other general and administrative expenses	975	918
Total non-interest expenses	7,663	6,736

Income before income taxes	1,507	1,594

Income tax provision	559	583

Net income	$948	$1,011

Weighted-average number of common shares outstanding:
Basic	1,877,225	1,905,165
Diluted	1,880,723	1,905,339

Net income per share:
Basic	$0.51	$0.53
Diluted	$0.51	$0.53

Other comprehensive income:

Other comprehensive income, net of tax:
Unrealized gain on securities available for sale	49	14

Comprehensive income	$997	$1,025

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2012 and 2011

				Accumulated
		Additional		Other	Unearned	Unearned
	Common	Paid-in	Retained	Comprehensive	Compensation-	Compensation-	Treasury
	Stock	Capital	Earnings	Income	ESOP	Restricted Stock	Stock	Total
	(In thousands)

Balance at December 31, 2010	$278	$11,424	$8,999	$120	$(368)	$(100)	$(1,184)	$19,169

Comprehensive income:
Net income	—	—	1,011	—	—	—	—	1,011
Other comprehensive income, net of tax effect of $9,000	—	—	—	14	—	—	—	14

Common stock held by ESOP allocated or committed to be allocated (8,192 shares)	—	(26)	—	—	82	—	—	56

Restricted stock granted in connection with equity incentive plan (25,998 shares)	—	169	—	—	—	(169)	—	—

Forfeiture of restricted stock (7,650 shares)	—	(46)	—	—	—	46	—	—
Reissuance of treasury stock (5,796 shares)	—	(50)	—	—	—	—	50	—
Purchase of treasury stock (280 shares)	—	—	—	—	—	—	(2)	(2)
Share based compensation - options	—	25	—	—	—	—	—	25
Share based compensation - restricted stock	—	—	—	—	—	56	—	56

Balance at December 31, 2011	278	11,496	10,010	134	(286)	(167)	(1,136)	20,329

Comprehensive income:
Net income	—	—	948	—	—	—	—	948
Other comprehensive income, net of tax effect of $27,000	—	—	—	49	—	—	—	49

Reorganization and related stock offering:
Exchange of common stock: 2,777,750 shares at $0.10 par value per share for 1,940,259 shares at $0.01 par value per share	(259)	259	—	—	—	—	—	—

Net proceeds from the issuance of common stock (1,100,000 shares)	—	9,930	—	—	—	—	—	9,930

Common stock acquired by ESOP (88,000 shares)	—	—	—	—	(880)	—	—	(880)

Merger of Georgetown Bancorp, MHC	—	5	—	—	—	—	—	5

Common stock held by ESOP allocated or committed to be allocated (7,240 shares)	—	(7)	—	—	82	—	—	75

Restricted stock granted in connection with equity incentive plan (12,606 shares)	—	109	—	—	—	(109)	—	—

Forfeiture of restricted stock (1,620 shares)	—	(13)	—	—	—	13	—	—
Reissuance of treasury stock (7,027 shares)	—	(83)	—	—	—	—	83	—
Purchase of treasury stock (986 shares)	—	—	—	—	—	—	(8)	(8)
Retirement of treasury stock	—	(1,061)	—	—	—	—	1,061	—
Share based compensation - options	—	35	—	—	—	—	—	35
Share based compensation - restricted stock	—	—	—	—	—	81	—	81
Excess tax provision from share-based compensation		(1)						(1)

Balance at December 31, 2012	$19	$20,669	$10,958	$183	$(1,084)	$(182)	$—	$30,563

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012 and 2011

	2012	2011
	(In thousands)
Cash flows from operating activities:
Net income	$948	$1,011
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Provision for loan losses	200	949
Amortization (accretion) of securities, net	21	(6)
Net change in deferred loan fees and costs	(423)	(52)
Depreciation and amortization expense	274	265
Decrease in accrued interest receivable	10	150
Income from bank-owned life insurance	(101)	(99)
Stock-based compensation expense	191	137
Excess tax provision on share-based compensation	1	—
Gain on sale of loans	(1,436)	(403)
Loans originated for sale	(62,456)	(19,494)
Proceeds from sale of loans	62,055	19,813
Gain on sale of other real estate owned	(19)	—
Write down of other real estate owned	5	10
Decrease in prepaid FDIC insurance	147	152
Net change in other assets and liabilities	216	(209)
Net cash (used) provided by operating activities	(367)	2,224

Cash flows from investing activities:
Activity in securities available for sale:
Maturities, prepayments and calls	2,181	4,052
Purchases	(6,140)	(983)
Maturities, prepayments and calls of securities held to maturity	732	885
Redemption of Federal Home Loan Bank stock	250	—
Loan originations, net	(2,425)	16,507
Principal balance of loans purchased	(17,398)	—
Principal balance of portfolio loans sold	314	—
Proceeds from sale of other real estate owned	94	13
Purchase of premises and equipment	(145)	(186)
Net cash (used) provided by investing activities	(22,537)	20,288

(continued)

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Years Ended December 31, 2012 and 2011

	2012	2011
	(In thousands)
Cash flows from financing activities:
Net change in deposits	3,354	(378)
Net change in securities sold under agreements to repurchase	(573)	82
Net change in Federal Home Loan Bank advances with maturities of three months or less	—	(3,500)
Repayments of Federal Home Loan Bank advances with maturities greater than three months	(1,521)	(3,061)
Net change in mortgagors’ escrow accounts	304	132
Purchase of vested restricted shares to treasury stock	(8)	(2)
Excess tax provision on share-based compensation	(1)	—
Cash received from Georgetown Bancorp, MHC due to reorganization	5	—
Net proceeds from issuance of common stock	9,050	—
Net cash provided (used) by financing activities	10,610	(6,727)

Net change in cash and cash equivalents	(12,294)	15,785

Cash and cash equivalents at beginning of period	19,083	3,298

Cash and cash equivalents at end of period	$6,789	$19,083

Supplementary information:
Interest paid on deposit accounts	$881	$1,485
Interest paid on borrowings	826	940
Income taxes paid	276	705
Loans transferred to other real estate owned	253	—

See accompanying notes to consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2012 and 2011

1.                           CORPORATE STRUCTURE

In conjunction with its reorganization into the mutual holding company structure, on January 5, 2005, Georgetown Bank (the “Bank”) (1) converted to a stock savings bank as the successor to the Bank in its mutual form; (2) organized Georgetown Bancorp, Inc. (“Georgetown Federal”), as a federally-chartered corporation that owns 100% of the common stock of the Bank (in stock form); and (3) organized Georgetown Bancorp, MHC as a federally-chartered mutual holding company that owned 56.7% of the Common Stock of Georgetown Federal as of June 30, 2012. On November 28, 2011, the Boards of Directors of Georgetown Federal, Georgetown Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion or Reorganization of the Mutual Holding Company pursuant to which Georgetown Bancorp, MHC  undertook a “second-step” conversion and now ceases to exist. Georgetown Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 11, 2012 and, as a result, the Bank is now the wholly-owned subsidiary of Georgetown Bancorp, Inc. (the “Company”), a newly formed Maryland corporation.

As a result of the second-step conversion, all shares and per share amounts in the consolidated statements of comprehensive income and notes to consolidated financial statements have been restated giving retroactive recognition to the second-step exchange ratio of 0.72014-to-one. Options and shares of restricted stock granted under the Company’s 2009 Equity Incentive Plan, as well as common shares held by the Bank’s Employee Stock Ownership Plan (“ESOP”) before the second-step conversion, were also exchanged using the exchange ratio of 0.72014-to-one.

2.                           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. The Bank’s financial statements include its wholly-owned subsidiary, Georgetown Securities Corporation, which engages in the buying, selling and holding of securities.  All significant intercompany balances and transactions have been eliminated in consolidation.

Nature of operations

The Company, through the Bank, provides a variety of financial services to individuals and small businesses in the eastern Massachusetts region and southern New Hampshire.  Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Segment reporting

Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.  Management evaluates the Company’s performance and allocates resources based on a single segment concept.  Accordingly, there are no separately identified operating segments for which discrete financial information is available.  The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

Use of estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the realizability of deferred tax assets.

Fair value hierarchy

The Company groups its assets and liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value as follows:

Level l - Valuation is based on quoted prices in active markets for identical assets or liabilities.  Level l assets and liabilities generally include debt and equity securities that are traded in an active exchange market.

Level 2 - Valuation is based on observable inputs other than Level l prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Reclassifications

Certain amounts in the 2011 consolidated financial statements have been reclassified to conform to the 2012 presentation.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and cash equivalents

Cash and cash equivalents include cash, amounts due from banks and short-term investments, all of which mature within 90 days, and are carried at cost.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and reflected at amortized cost.  Securities classified as “available for sale” are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss, net of tax effects.

Purchase premiums and discounts are amortized to earnings by the interest method over the contractual lives of the securities. Gains and losses on sale of securities are recognized on the trade date and determined using the specific identification method.

Each reporting period, the Company evaluates all securities classified as available-for-sale or held-to-maturity with a decline in fair value below the amortized cost of the investment to determine whether or not the impairment is deemed to be other-than-temporary (“OTTI”).

For debt securities, OTTI is required to be recognized (1) if the Company intends to sell the security; (2) if it is “more likely than not” that the Company will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. For all impaired debt securities that the Company intends to sell, or more likely than not will be required to sell, the full amount of the depreciation is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for such debt securities is recognized in other comprehensive income, net of applicable taxes.

Federal Home Loan Bank stock

As a member of the Federal Home Loan Bank of Boston (“FHLB”), the Bank is required to invest in $100 par value stock of the FHLB.  The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement.  The Membership Stock Investment Requirement is calculated as 0.35% of a member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000.  The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities.  The Activity-Based Stock Investment Requirement is calculated as 3.0% for overnight advances, 4.0% for FHLB advances with original terms to maturity of two days to three months and 4.5% for other advances plus a percentage of advance commitments, 0.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts.  Management evaluates the Bank’s investment in FHLB stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Federal Home Loan Bank stock (concluded)

evaluation.  Based on its most recent analysis of the FHLB as of December 31, 2012, management deems its investment in FHLB stock to be not other-than-temporarily impaired.

Loans held for sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.  Fair value is based on committed secondary market prices.

Loans

The loan portfolio consists of mortgage, business and consumer loans to the Bank’s customers, principally in the eastern Massachusetts region and southern New Hampshire.  The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate market and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination costs, net of origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans, including impaired loans, is generally recognized on a simple interest basis and is discontinued at the time the loan is 90 days past due, unless the credit is well secured and in process of collection.  Past due status is based on the contractual terms of the loans.  Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (continued)

The allowance for loan losses is evaluated on a monthly basis by management and is based upon management’s monthly review of the collectability of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  Additionally, as part of the evaluation of the level of the allowance for loan losses, on a quarterly basis management analyzes several qualitative loan portfolio risk factors including, but not limited to, charge-off history, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance for loan losses consists of specific, general and unallocated components.  The specific component relates to loans that are classified as impaired.  For such loans that are classified as impaired, an allowance for loan losses is established when the discounted cash flows or the fair value of the existing collateral (less cost to sell) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component may be maintained to cover uncertainties that could affect management’s estimate of probable losses.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

The Bank periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”).  All TDRs are initially classified as impaired.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates.

Loans secured by commercial real estate, multi-family and one- to four-family investment properties, generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate, including multi-family and one- to four-family investment properties, are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Construction and development financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value proves to be inaccurate, we may be confronted with a project, when completed, having a value that is insufficient to assure full repayment.

Other real estate owned and in-substance foreclosures

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Accounting Standards Codification (“ASC”) 310-40, “Receivables — Troubled Debt Restructuring by Creditors.”  These properties are carried at the lower of cost or estimated fair value less estimated costs to sell.  Any write down from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other real estate owned and in-substance foreclosures (concluded)

Expenses incurred in connection with maintaining these assets, subsequent write downs and gains or losses recognized upon sale are included in other general and administrative expense.

In accordance with ASC 310-10-35, “Receivables - Overall - Subsequent Measurements,” the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

Loan Servicing

The Bank services mortgage loans for others.  Mortgage servicing assets are recognized at fair value, as separate assets when rights are acquired through purchase or through sale of financial assets.  Initial fair value is determined using prices for similar assets with similar characteristics. Capitalized servicing rights are reported in other assets and are amortized into loan servicing fee income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms.  Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.  Changes in the valuation allowance are reported in loan servicing fee income.

Derivative financial instruments

Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value.

Derivative Loan Commitments

Mortgage loan commitments are referred to as derivative loan commitments if the loan that will result from exercise of the commitment will be held for sale upon funding.  Loan commitments that are derivatives are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income. Fair value is determined using secondary market pricing, including expected normal servicing rights. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Forward Loan Sale Commitments

To protect against the price risk inherent in derivative loan commitments, the Bank utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derivative financial instruments (concluded)

risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. Mandatory delivery contracts are accounted for as derivative instruments.  Generally, the Bank’s best efforts contracts meet the definition of derivative instruments when the loans to the underlying borrowers close and are accounted for as derivative instruments at that time.  Accordingly, forward loan sale commitments are recognized at fair value on the consolidated balance sheets in other assets and other liabilities with changes in their fair values recorded in mortgage banking income.

The Bank estimates the fair value of its forward loan sales commitments using a methodology similar to that used for derivative loan commitments.

Premises and equipment

Land is carried at cost.  Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization are computed principally on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Bank-owned life insurance

Bank-owned life insurance policies are reflected on the consolidated balance sheets at cash surrender value. Changes in cash surrender value are reflected in non-interest income on the consolidated statements of comprehensive income.

Transfers of financial assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.  A valuation allowance is established against deferred tax assets when, based upon the available evidence including historical and projected taxable income, it is more likely than not that some or all of the deferred tax assets will not be realized.  The Company does not have any uncertain tax positions at December 31, 2012 which require accrual or disclosure.

Income tax benefits related to stock compensation in excess of grant date fair value less any proceeds on exercise are recognized as an increase to additional paid-in capital upon vesting or exercising and delivery of the stock. Any income tax effects related to stock compensation that are less than grant date fair value less any proceeds on exercise would be recognized as a reduction of additional paid in capital to the extent of previously recognized income tax benefits and then through income tax expense for the remaining amount.

Advertising costs

Advertising costs are expensed when incurred.

Employee Stock Ownership Plan

Compensation expense for the ESOP is recorded at an amount equal to the shares committed to be allocated by the ESOP multiplied by the average fair market value of the shares during the period. The Bank recognizes compensation expense ratably over the year based upon the Bank’s estimate of the number of shares expected to be allocated by the ESOP. Unearned compensation applicable to the ESOP is reflected as a reduction of stockholders’ equity in the consolidated balance sheets. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in capital.

Share-based Compensation Plan

The Company measures and recognizes compensation cost relating to share-based payment transactions based on the grant-date fair value of the equity instruments issued.  Share-based compensation is recognized over the period the employee is required to provide services for the award.  Reductions in compensation expense associated with forfeited options are estimated at the date of grant, and this estimated forfeiture rate is adjusted quarterly based on actual forfeiture experience.  The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options granted.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings per share

Basic earnings per share represents net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  If rights to dividends on unvested options/awards are non-forfeitable, these unvested awards/options are considered outstanding in the computation of basic earnings per share.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  Potential common shares that may be issued by the Company relate to outstanding stock options and restricted stock awards and are determined using the treasury stock method.

Unallocated ESOP shares are not deemed outstanding for earnings per share calculations.

Earnings per common share have been computed based on the following:

	Years Ended December 31,
	2012	2011

Net income available to common stockholders	$948,000	$1,011,000

Basic common shares:
Weighted average shares outstanding	1,909,139	1,903,396
Less: Weighted average unallocated ESOP shares	(61,565)	(23,774)
Add: Weighted average unvested restricted stock shares with non-forfeitable dividend rights	29,651	25,543
Basic weighted average common shares outstanding	1,877,225	1,905,165

Dilutive potential common shares	3,498	174

Diluted weighted average common shares outstanding	1,880,723	1,905,339

Basic earnings per share	$0.51	$0.53

Diluted earnings per share	$0.51	$0.53

Options to purchase 13,323 shares, 14,761 shares and 12,597 shares that were granted in February 2010, 2011 and 2012, respectively, were included in the computation of diluted earnings per share for the year ended December 31, 2012. Options to purchase 14,222 shares that were granted in February 2010 were included in the computation of diluted earnings per share for the year ended December 31, 2011.  Options to purchase 15,661 shares that were granted in February 2011 were not included in the computation of diluted earnings per share for the year ended December 31, 2011, because to do so would have been antidilutive.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in operating results.  Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

Recent accounting pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-02, “Receivables (Topic 310):  A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” This ASU provides additional guidance or clarification to help creditors determine whether a restructuring constitutes a troubled debt restructuring. For public entities, the amendments in this ASU are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired, and should measure impairment on those receivables prospectively for the first interim or annual period beginning on or after June 15, 2011. Additional disclosures are also required under this ASU. On July 1, 2011 the Company adopted this ASU. Refer to Note 6 — Loans and Servicing for further information.

In April 2011, the FASB issued ASU 2011-03, “Transfers and Servicing (Topic 860):  Reconsideration of Effective Control for Repurchase Agreements.” The objective of this ASU is to improve the accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. This ASU prescribes when an entity may or may not recognize a sale upon the transfer of financial assets subject to repurchase agreements. The guidance in this ASU is effective for the first interim or annual period beginning on or after December 15, 2011. Early adoption is not permitted.  The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (topic 820):  Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards.” The amendments in this ASU explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011.  The adoption of this guidance did not have a material impact on the Company’s financial position or results of operation.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220):  Presentation of Comprehensive Income.” The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. Under this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. An entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this guidance is reflected in the statements of comprehensive income.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210):  Disclosures about Offsetting Assets and Liabilities.” This ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.”  The amendments in this update defer those changes in ASU 2011-05 that relate to the presentation of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented.  All other requirements in ASU 2011-05 are not affected by this update.  The amendments are effective during interim and annual periods beginning after December 15, 2011.  The required disclosures have been reflected in the accompanying consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent accounting pronouncements (concluded)

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.”  The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution.  For public and nonpublic entities, the amendments in this update are effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012.  The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.”  The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements.  However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts.  The amendments are effective prospectively for reporting periods beginning after December 15, 2013.  Early adoption is permitted.  The adoption of ASU 2013-02 is not expected to have a material impact on the Company’s consolidated financial statements.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.                            RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At December 31, 2012 and 2011, these reserve balances amounted to $998,000 and $860,000, respectively.

4.                            SHORT-TERM INVESTMENTS

A summary of short-term investments, included in cash and cash equivalents, is as follows:

	At December 31,
	2012	2011
	(In thousands)

FHLB Ideal Way	$201	$2,024
Federal Reserve	3,677	—
Federal funds sold	683	7,460
Shay Asset Management Fund	—	1

	$4,561	$9,485

5.                            SECURITIES

A summary of securities is as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At December 31, 2012

Securities available for sale

Residential mortgage-backed securities	$7,900	$284	$—	$8,184

Securities held to maturity

Residential mortgage-backed securities	$1,594	$137	$—	$1,731

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (continued)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In thousands)

At December 31, 2011

Securities available for sale

Government-sponsored enterprise obligations	$502	$1	$—	$503
Residential mortgage-backed securities	3,464	207	—	3,671

Total securities available for sale	$3,966	$208	$—	$4,174

Securities held to maturity

Residential mortgage-backed securities	$2,322	$184	$—	$2,506

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

All residential mortgage-backed securities have been issued by government-sponsored enterprises.

The amortized cost and estimated fair value of debt securities at December 31, 2012 is as follows:

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
(In thousands)

Residential mortgage-backed securities	$7,900	$8,184	$1,594	$1,731

There were no sales of securities for the years ended December 31, 2012 and 2011.  Certain securities are pledged as collateral for FHLB advances. At December 31, 2011, certain securities are also pledged as collateral for securities sold under agreements to repurchase. Refer to Note 9 — Securities Sold Under Agreements to Repurchase and Note 10 — Federal Home Loan Bank Advances for further information.

There were no securities with gross unrealized losses at December 31, 2012 and 2011.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6.                            LOANS AND SERVICING

Loans

A summary of loans is as follows:

	December 31,
	2012	2011
	(In thousands)
Residential loans:
One- to four-family	$95,546	$62,613
Home equity loans and lines of credit	15,560	17,118
Total residential mortgage loans	111,106	79,731

Commercial loans:
One- to four-family investment property	11,355	10,816
Multi-family real estate	5,346	13,037
Commercial real estate	32,730	25,399
Commercial business	8,653	10,137
Total commercial loans	58,084	59,389

Construction loans:
One- to four-family	7,379	11,941
Multi-family	3,665	10,656
Non-residential	1,161	629
Total construction loans	12,205	23,226

Consumer	414	451

Total loans	181,809	162,797

Other items:
Net deferred loan costs	570	147
Allowance for loan losses	(1,780)	(1,824)

Total loans, net	$180,599	$161,120

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

An analysis of the allowance for loan losses follows:

	Years Ended
	December 31,
	2012	2011
	(In thousands)

Balance at beginning of period	$1,824	$1,651
Provision for loan losses	200	949
Recoveries	142	12
Charge-offs	(386)	(788)

Balance at end of period	$1,780	$1,824

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

Further information pertaining to the allowance for loan losses at and for the year ended December 31, 2012 follows:

	Residential		Commercial				Construction
	One- to four- family	Home equity loans and lines of credit	One- to four- family investment property	Multi-family real estate	Commercial real estate	Commercial business	One- to four- family	Multi-family	Non- residential	Consumer	Total
	(In thousands)

Allowance for loan losses

Beginning Balance	$346	$341	$59	$98	$400	$234	$228	$98	$11	$9	$1,824
Charge-offs	(144)	—	—	—	—	(13)	(191)	—	—	(38)	(386)
Recoveries	137	—	—	—	—	—	—	—	—	5	142
Provision (benefit)	39	(87)	3	(58)	268	(62)	112	(64)	14	35	200
Ending Balance	$378	$254	$62	$40	$668	$159	$149	$34	$25	$11	$1,780

Ending balance:
individually evaluated for impairment	$93	$13	$—	$—	$214	$—	$—	$—	$—	$—	$320

Ending balance:
collectively evaluated for impairment	$285	$241	$62	$40	$454	$159	$149	$34	$25	$11	$1,460

Loans

Ending Balance	$95,546	$15,560	$11,355	$5,346	$32,730	$8,653	$7,379	$3,665	$1,161	$414	$181,809

Ending balance:
individually evaluated for impairment	$658	$45	$—	$—	$2,412	$—	$—	$—	$—	$—	$3,115

Ending balance:
collectively evaluated for impairment	$94,888	$15,515	$11,355	$5,346	$30,318	$8,653	$7,379	$3,665	$1,161	$414	$178,694

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

Further information pertaining to the allowance for loan losses at December 31, 2011 follows:

	Residential		Commercial				Construction
	One- to four- family	Home equity loans and lines of credit	One- to four- family investment property	Multi-family real estate	Commercial real estate	Commercial business	One- to four- family	Multi-family	Non- residential	Consumer	Total
	(In thousands)

Allowance for loan losses

Beginning Balance	$233	$320	$60	$106	$431	$304	$93	$83	$6	$15	$1,651
Charge-offs	—	(741)	—	—	(10)	(3)	—	—	—	(34)	(788)
Recoveries	9	—	—	—	—	1	—	—	—	2	12
Provision (benefit)	104	762	(1)	(8)	(21)	(68)	135	15	5	26	949
Ending Balance	$346	$341	$59	$98	$400	$234	$228	$98	$11	$9	$1,824

Ending balance:
individually evaluated for impairment	$185	$13	$—	$—	$—	$—	$121	$—	$—	$—	$319

Ending balance:
collectively evaluated for impairment	$161	$328	$59	$98	$400	$234	$107	$98	$11	$9	$1,505

Loans

Ending Balance	$62,613	$17,118	$10,816	$13,037	$25,399	$10,137	$11,941	$10,656	$629	$451	$162,797

Ending balance:
individually evaluated for impairment	$898	$13	$—	$—	$314	$—	$1,168	$1,269	$—	$—	$3,662

Ending balance:
collectively evaluated for impairment	$61,715	$17,105	$10,816	$13,037	$25,085	$10,137	$10,773	$9,387	$629	$451	$159,135

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is a summary of past-due and non-accrual loans at December 31, 2012:

	Loans delinquent for:						90 days
			90 days	Total	Total	Total	or more	Non-accrual
	30 - 59 Days	60 - 89 Days	or more	Past Due	Current	Loans	and accruing	Loans
	(In thousands)

Residential loans:
One- to four-family	$—	$284	$374	$658	$94,888	$95,546	$—	$658
Home equity loans and lines of credit	16	—	399	415	15,145	15,560	—	412

Commercial loans:
One- to four-family investment property	—	—	—	—	11,355	11,355	—	—
Multi-family real estate	—	—	—	—	5,346	5,346	—	—
Commercial real estate	1,258	—	—	1,258	31,472	32,730	—	2,105
Commercial business	—	—	—	—	8,653	8,653	—	—

Construction loans:
One- to four-family	—	—	—	—	7,379	7,379	—	—
Multi-family	—	—	—	—	3,665	3,665	—	—
Non-residential	—	—	—	—	1,161	1,161	—	—

Consumer	20	2	—	22	392	414	—	—

Total	$1,294	$286	$773	$2,353	$179,456	$181,809	$—	$3,175

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is a summary of past-due and non-accrual loans at December 31, 2011:

	Loans delinquent for:						90 days
			90 days	Total	Total	Total	or more	Non-accrual
	30 - 59 Days	60 - 89 Days	or more	Past Due	Current	Loans	and accruing	Loans
	(In thousands)

Residential loans:
One- to four-family	$431	$175	$391	$997	$61,616	$62,613	$—	$683
Home equity loans and lines of credit	—	—	—	—	17,118	17,118	—	13

Commercial loans:
One- to four-family investment property	—	—	—	—	10,816	10,816	—	—
Multi-family real estate	—	—	—	—	13,037	13,037	—	—
Commercial real estate	314	—	—	314	25,085	25,399	—	—
Commercial business	—	—	—	—	10,137	10,137	—	—

Construction loans:
One- to four-family	—	100	1,168	1,268	10,673	11,941	—	1,168
Multi-family	—	—	—	—	10,656	10,656	—	1,269
Non-residential	—	—	—	—	629	629	—	—

Consumer	4	—	—	4	447	451	—	—

Total	$749	$275	$1,559	$2,583	$160,214	$162,797	$—	$3,133

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is an analysis of impaired loans at December 31, 2012:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Impaired loans without a valuation allowance

Residential loans:
One- to four-family	$—	$—	$—	$176	$—
Home equity loans and lines of credit	32	32	—	30	—
Commercial loans:
One- to four-family investment property	—	—	—	—	—
Multi-family real estate	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction loans:
One- to four-family	—	—	—	801	—
Multi-family	—	—	—	344	23
Non-residential	—	—	—	—	—
Consumer	—	—	—	—	—

Total impaired with no related allowance	$32	$32	$—	$1,351	$23

Impaired loans with a valuation allowance

Residential loans:
One- to four-family	$658	$684	$93	$734	$10
Home equity loans and lines of credit	13	13	13	13	1
Commercial loans:
One- to four-family investment property	—	—	—	—	—
Multi-family real estate	—	—	—	—	—
Commercial real estate	2,412	2,519	214	958	19
Commercial business	—	—	—	6	—
Construction loans:
One- to four-family	—	—	—	—	—
Multi-family	—	—	—	—	—
Non-residential	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance recorded	$3,083	$3,216	$320	$1,711	$30

No additional funds are committed to be advanced in connection with impaired loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following is an analysis of impaired loans at December 31, 2011:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In thousands)

Impaired loans without a valuation allowance

Residential loans:
One- to four-family	$—	$—	$—	$16	$—
Home equity loans and lines of credit	—	—	—	—	—
Commercial loans:
One- to four-family investment property	—	—	—	—	—
Multi-family real estate	—	—	—	—	—
Commercial real estate	314	314	—	145	10
Commercial business	—	—	—	63	42
Construction loans:
One- to four-family	732	732	—	225	—
Multi-family	1,269	1,269	—	448	62
Non-residential	—	—	—	—	—
Consumer	—	—	—	—	—

Total impaired with no related allowance	$2,315	$2,315	$—	$897	$114

Impaired loans with a valuation allowance

Residential loans:
One- to four-family	$898	$898	$185	$297	$7
Home equity loans and lines of credit	13	13	13	182	1
Commercial loans:
One- to four-family investment property	—	—	—	—	—
Multi-family real estate	—	—	—	—	—
Commercial real estate	—	—	—	—	—
Commercial business	—	—	—	—	—
Construction loans:
One- to four-family	436	436	121	226	19
Multi-family	—	—	—	—	—
Non-residential	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance recorded	$1,347	$1,347	$319	$705	$27

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The following table presents those loans that have been modified and classified as troubled debt restructures:

	Years Ended December 31,
	2012			2011
		Pre-Modification	Post-Modification		Pre-Modification	Post-Modification
	Number of	Outstanding Recorded	Outstanding Recorded	Number of	Outstanding Recorded	Outstanding Recorded
	Contracts	Investment	Investment	Contracts	Investment	Investment
	(Dollars in thousands)

Residential loans:
One- to four-family	—	$—	$—	—	$—	$—
Home equity loans and lines of credit	1	—	34	—	—	—

Commercial loans:
One- to four-family investment property	—	—	—	—	—	—
Multi-family real estate	—	—	—	—	—	—
Commercial real estate	1	2,105	2,105	1	312	315
Commercial business	—	—	—	—	—	—

Construction loans:
One- to four-family	1	732	767	—	—	—
Multi-family	—	—	—	—	—	—
Non-residential	—	—	—	—	—	—

Consumer	—	—	—	—	—	—

Total troubled debt restructurings	3	$2,837	$2,906	1	$312	$315

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (continued)

The three loan modifications made during the year ended December 31, 2012 did not result in a material impact to the allowance for loan losses account.  The home equity loan was issued to facilitate the borrower’s ability to refinance their first mortgage held by the Bank at another financial institution.  The refinancing of the first mortgage resulted in the Bank recording a loan loss recovery of $133,000. The modified terms of the commercial real estate loan included the capitalization of past due interest and fees, a rate reduction, and an interest only payment period of one year.  In addition, the modification was conditioned upon engaging a third-party property management firm to manage the property.  The modified terms for the one- to four-family construction loan included an extension of the maturity date, as well as $35,000 in additional funds in order to complete the project and allow time for the sale of the property. This loan subsequently paid in full during the year according to its modified terms. There are no commitments to lend additional funds to those borrowers whose loans were modified in a TDR as of December 31, 2012.

At December 31, 2012 there were no TDRs in default of their modified terms.  At December 31, 2011 there was one TDR loan with a recorded investment of $313,000 in default of its modified terms.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Loans (concluded)

The following table presents the Bank’s loans by risk rating:

	Residential		Commercial				Construction
	One- to four-family	Home equity loans and lines of credit	One- to four-family investment property	Multi-family real estate	Commercial real estate	Commercial business	One- to four-family	Multi-family	Non- residential	Consumer	Total
	(In thousands)
At December 31, 2012

Classification:
Not formally rated	$94,888	$15,116	$—	$—	$—	$—	$—	$—	$—	$414	$110,418
Pass	—	—	11,355	5,346	29,147	8,486	7,379	3,665	1,161	—	66,539
Special mention	—	—	—	—	—	—	—	—	—	—	—
Substandard	658	444	—	—	3,583	167	—	—	—	—	4,852
Doubtful	—	—	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—	—	—
Total loans	$95,546	$15,560	$11,355	$5,346	$32,730	$8,653	$7,379	$3,665	$1,161	$414	$181,809

At December 31, 2011

Classification:
Not formally rated	$61,715	$17,105	$—	$—	$—	$—	$—	$—	$—	$451	$79,271
Pass	—	—	10,816	13,037	21,643	9,208	10,773	9,387	139	—	75,003
Special mention	—	—	—	—	458	289	—	—	—	—	747
Substandard	898	13	—	—	3,298	640	1,168	1,269	490	—	7,776
Doubtful	—	—	—	—	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—	—	—	—	—
Total loans	$62,613	$17,118	$10,816	$13,037	$25,399	$10,137	$11,941	$10,656	$629	$451	$162,797

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (continued)

Credit Quality Information

The Bank utilizes a nine grade internal loan rating system for commercial and construction loans as follows:

Loans rated 1 - 5:  Loans in these categories are considered “pass” rated loans with low to average risk and are not formally rated.

Loans rated 6:  Loans in this category are considered “special mention.” These loans have risk profiles that are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 7:  Loans in this category are considered “substandard.” These loans have a well defined weakness that jeopardizes the liquidation of the debt and is inadequately protected by the current sound worth and paying capacity of the borrower or pledged collateral. There is a distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Loans rated 8:  Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 9:  Loans in this category are considered a “loss”. The loan has been determined to be uncollectible and the chance of loss is inevitable. Loans in this category will be charged-off.

On an annual basis, or more often if needed, the Bank formally reviews the ratings on all commercial and construction loans.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

LOANS AND SERVICING (concluded)

Loans serviced for others and mortgage servicing rights

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were $96,842,000 and $57,948,000 at December 31, 2012 and 2011, respectively.

The risks inherent in the mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates. The fair value of servicing rights was $1,099,000 at December 31, 2012 and was determined using the moving average 10-year U.S. Treasury rate plus 5.0%, adjusted to reflect the current credit spreads and conditions in the market, as a discount rate. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Securities Industry and Financial Markets Association, an independent third party proprietary analysis of prepayment rates embedded in liquid mortgage securities markets and modeled against the serviced loan portfolio by the independent third party valuation specialist.

The following summarizes mortgage servicing rights capitalized and amortized:

	Years Ended
	December 31,
	2012	2011
	(In thousands)

Mortgage servicing rights:
Balance at beginning of period	$475	$424
Additions	697	186
Disposals	—	—
Amortization	(262)	(135)
Balance at end of period	910	475

Valuation allowances:
Balance at beginning of period	17	4
Additions	60	55
Recoveries	(57)	(42)
Write-downs	—	—
Balance at end of period	20	17

Mortgage servicing assets, net	$890	$458

Fair value of mortgage servicing assets	$1,099	$493

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.         PREMISES AND EQUIPMENT

A summary of premises and equipment is as follows:

	At December 31,		Estimated
	2012	2011	Useful Lives
	(In thousands)
Premises:
Land	$279	$279
Buildings and improvements	4,867	4,860	5 - 40 years
Equipment	2,282	2,286	3 - 7 years
	7,428	7,425
Less accumulated depreciation and amortization	(3,675)	(3,543)

Premises and equipment, net	$3,753	$3,882

Depreciation and amortization expense for the years ended December 31, 2012 and 2011 amounted to $274,000 and $265,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.         DEPOSITS

A summary of deposit balances is as follows:

	At December 31,
	2012	2011
	(In thousands)

Demand	$19,462	$15,971
On us accounts	1,315	1,318
NOW	29,307	17,122
Money market deposits	48,720	59,846
Regular and other savings	11,856	11,390
Total non-certificate accounts	110,660	105,647

Term certificates less than $100,000	20,437	23,524
Term certificates of $100,000 or more	23,342	21,914
Total certificate accounts	43,779	45,438

Total deposits	$154,439	$151,085

A summary of certificate accounts by maturity is as follows:

	At December 31,
	2012		2011
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Within one year	$24,946	0.85%	$27,571	1.27%
Greater than one year to two years	8,477	1.45	9,742	1.36
Greater than two years to three years	4,008	1.58	4,308	1.97
Greater than three years to four years	3,087	2.19	787	1.99
Greater than four years to five years	3,261	1.93	3,030	2.20

Total certificate accounts	$43,779	1.21%	$45,438	1.43%

There were $696,000 and $996,000 of brokered certificate accounts at December 31, 2012 and 2011, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.         SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are funds borrowed from customers on an overnight basis. The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The Bank discontinued the use of securities sold under agreements to repurchase during 2012. Securities sold under agreements to repurchase amounted to $573,000 at December 31, 2011, matured on a daily basis and were secured by U.S. Government securities with a fair value of $1,484,000. The weighted average interest rate on these agreements was 0.50% at December 31, 2011.

10.       FEDERAL HOME LOAN BANK ADVANCES

All FHLB of Boston advances are secured by a blanket security agreement on qualified collateral, consisting principally of first mortgage loans on owner-occupied residential property in the amount of $83,623,000 and $52,502,000 at December 31, 2012 and 2011, respectively; and mortgage-backed securities with a fair value of $9,900,000 and $5,176,000 at December 31, 2012 and 2011, respectively.

Short-term FHLB advances

There were no short-term advances at December 31, 2012 and 2011.

The Bank also has a $2,000,000 line-of-credit with the FHLB.  There were no amounts outstanding at December 31, 2012 and 2011.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FEDERAL HOME LOAN BANK ADVANCES (concluded)

Long-term FHLB advances

Long-term, fixed-rate FHLB advances and maturities are as follows:

	At December 31,
	2012		2011
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Within one year(1)	$7,500	3.33%	$500	1.96%
Greater than one year to two years	3,000	2.50	16,000	3.65
Greater than two years to three years	1,500	2.34	3,500	2.67
Greater than three years to four years	3,500	2.42	1,500	2.95
Greater than four years to five years	4,500	2.70	—	—
After five years(2)	3,600	3.65	3,600	3.65
	23,600	2.95	25,100	3.44

Amortizing advance	—	—	21	4.90

Total long-term FHLB advances	$23,600	2.95%	$25,121	3.44%

(1)   At December 31, 2012, includes a $1,500,000 advance callable by the FHLB prior to maturity on September 9, 2013 with a rate of 2.89%.

(2)   At December 31, 2012, includes a $1,500,000 advance callable by the FHLB prior to maturity on July 17, 2018 with a rate of 3.75%.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.       INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Years Ended
	December 31,
	2012	2011
	(In thousands)
Current tax provision:
Federal	$258	$535
State	55	134
	313	669
Deferred tax provision (benefit):
Federal	190	(69)
State	56	(17)
	246	(86)

Total tax provision	$559	$583

The differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended
	December 31,
	2012	2011

Statutory rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	4.9	4.8
Bank-owned life insurance	(2.3)	(2.1)
Stock compensation plans	0.3	(0.3)
Other, net	0.2	0.1

Effective tax rates	37.1%	36.5%

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The components of the net deferred tax asset included in other assets are as follows:

	At December 31,
	2012	2011
	(In thousands)
Deferred tax assets:
Federal	$1,015	$954
State	295	278
	1,310	1,232
Deferred tax liabilities:
Federal	(826)	(549)
State	(203)	(129)
	(1,029)	(678)

Net deferred tax asset	$281	$554

The tax effects of each item that gives rise to deferred taxes are as follows:

	At December 31,
	2012	2011
	(In thousands)

Deferred compensation	$468	$429
Net unrealized gain on securities available for sale	(101)	(74)
Depreciation and amortization	(343)	(359)
Allowance for loan losses	713	728
Mortgage servicing rights	(356)	(183)
Other, net	(100)	13

Net deferred tax asset	$281	$554

A summary of the change in the net deferred tax asset is as follows:

	Years Ended
	December 31,
	2012	2011
	(In thousands)

Balance at beginning of period	$554	$477
Deferred tax (provision) benefit	(246)	86
Deferred tax effects of net unrealized gain on securities available for sale	(27)	(9)

Balance at end of period	$281	$554

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

The federal income tax reserve for loan losses at the Company’s base year is $723,000.  If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which it is used.  As the Company intends to use the reserve solely to absorb loan losses, a deferred tax liability of $289,000 has not been provided.

Uncertain tax positions

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.  As of December 31, 2012 and 2011 there were no material uncertain tax positions related to federal and state income tax matters.  The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended June 30, 2009 through December 31, 2012.

12.                   MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

As of December 31, 2012, quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to total assets (as defined).  Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, quantitative measures established by regulation to ensure capital adequacy required the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and tangible capital (as defined) to tangible assets (as defined).  Management believes, as of December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

As of December 31, 2012, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2012

Total Capital to Risk Weighted Assets	$26,153	17.9%	$11,694	8.0%	$14,617	10.0%

Tier 1 Capital to Risk Weighted Assets	24,373	16.7	5,847	4.0	8,770	6.0

Tier 1 Capital to Total Assets	24,373	11.5	8,457	4.0	10,571	5.0

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

					Minimum
					To Be Well
			Minimum		Capitalized Under
			Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2011

Total Capital to Risk Weighted Assets	$20,608	14.2%	$11,611	8.0%	$14,513	10.0%

Tier 1 Capital to Risk Weighted Assets	19,105	13.2	5,805	4.0	8,708	6.0

Tier 1 Capital to Average Assets	19,105	9.6	7,993	4.0	9,991	5.0

Tangible Capital to Tangible Assets	19,105	9.6	2,989	1.5	N/A	N/A

Other capital restrictions

Federal banking regulations place certain restrictions on dividends paid, stock repurchases and other transactions charged to the capital accounts of the Company and the Bank. Capital distributions in the form of dividends paid to the Bank’s stockholder for any one year may not exceed the Bank’s net income for the year to date plus the Bank’s retained net income for the preceding two years.  In addition, dividends paid would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. The Bank and the Company may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount. Refer to Note 18 — Liquidation Account Related to Reorganization for further information.

13.                     EMPLOYEE BENEFIT PLANS

401(k) plan

The Bank provides a savings and retirement plan for employees, which qualifies under Section 401(k) of the Internal Revenue Code.  All employees who have attained age 21 and have completed one year of employment during which they worked at least 1,000 hours are eligible to participate.  The plan provides for voluntary contributions by participating employees ranging from 1% to 75% of their compensation, subject to certain limitations.  In addition, the Bank will make a matching contribution, equal to 50% of the employee’s contribution.  The Bank’s matching contribution will not exceed 3% of an employee’s salary.  In addition, the Bank may make a discretionary contribution not to exceed 3% of an employee’s salary.  For the years ended December 31, 2012 and 2011, expense attributable to the plan amounted to $146,000 and $110,000, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Incentive plan

The Bank has an Incentive Plan whereby all employees are eligible to receive a payment if the Bank meets or exceeds certain base standards of performance for its fiscal year.  The structure of the Incentive Plan is to be reviewed on an annual basis by the Board of Directors.  Incentive compensation expense for the years ended December 31, 2012 and 2011 amounted to $182,000 and $68,000, respectively.

Executive supplemental retirement agreements

The Bank has entered into supplemental retirement agreements with certain executive officers, which provide for the payment of specified benefits upon retirement or early termination, as defined in the agreements. For the years ended December 31, 2012 and 2011, total expense applicable to these agreements amounted to $97,000 and $111,000, respectively.

Employee Stock Ownership Plan

The Bank established an ESOP for the benefit of each employee who has reached the age of 21 and has completed at least one year of employment with the Bank.  Benefits may be paid in shares of common stock or in cash, subject to the employees’ right to demand shares.

The ESOP has a loan agreement with the Company whereby $1,237,000 was borrowed for the purpose of purchasing shares of the Company’s common stock.  At December 31, 2012, the loan has 14 remaining annual principal and interest payments of $104,000, all of which are due on the last business day of the respective year.  The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Employee Stock Ownership Plan (concluded)

The remaining principal balance on the ESOP debt at December 31, 2012, is payable as follows:

Years Ending
December 31,	Amount
(In thousands)

2013	$66
2014	68
2015	71
2016	73
2017	75
Thereafter	800

$1,153

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan.  The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid.  Total compensation expenses applicable to the ESOP amounted to $75,000 and $56,000 for the years ended December 31, 2012 and 2011, respectively.

Shares held by the ESOP are as follows:

	At December 31,
	2012	2011

Allocated	51,406	45,507
Committed to be allocated	7,240	5,899
Unallocated	101,367	20,594
Paid out to participants	(9,268)	(9,240)

Total shares held by ESOP	150,745	62,760

Any cash dividends received on allocated shares would be allocated to members and cash dividends received on shares held in suspense would be used to reduce the Bank’s annual contribution to the ESOP.  The fair value of unallocated ESOP shares at December 31, 2012 and 2011 is $1,110,000 and $207,000, respectively. No dividends have been paid to date by the Company.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan

In accordance with the Company’s 2009 Equity Incentive Plan, the Company awarded 12,597 stock options and 12,606 shares of restricted stock to eligible participants on February 22, 2012.  The 2009 Plan provides for total awards of 180,035 shares of the Company’s common stock pursuant to grants of restricted stock awards, incentive stock options, non-qualified stock options and stock appreciation rights; provided, however, that shares of stock used to fund stock options greater than 98,000 shares must be obtained through stock repurchases and shares of stock used to fund restricted stock awards greater than 39,200 shares must be obtained through stock repurchases.

The exercise price of each option will be equal to or greater than the market price of the Company’s stock on the date of grant and the maximum term of each option is ten years.  Vesting periods for options and restricted stock granted to directors and officers are three years and five years, respectively, from the date of grant.

The fair value of the stock options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2012	2011

Expected dividends	—%	—%
Expected term	6.4 years	6.4 years
Expected volatility	39.00%	35.00%
Risk-free interest rate	1.40%	3.46%

The expected volatility is based on historical volatility.  The risk-free interest rates for periods consistent with the expected term of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term is determined using the average of the mathematical mean of the vesting period and the full term of the option rather than estimating based on historical experience. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (continued)

Share-based compensation plan (continued)

The following table presents the activity for the 2009 Plan as of and for the years ended December 31, 2012 and 2011:

	Stock Options
	2012		2011
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Outstanding at beginning of year	29,884	$9.45	17,283	$9.33
Granted	12,597	$9.58	18,722	$9.55
Forfeited	(1,800)	$9.44	(6,121)	$9.44

Outstanding at end of year	40,681	$9.49	29,884	$9.45

Exercisable at end of year	10,406		3,561

Weighted average fair value of options granted during the year	$3.98		$4.21

Options Outstanding			Options Exercisable
Number	Weighted-Average	Weighted	Number	Weighted
Outstanding	Remaining	Average	Exercisable	Average
as of 12/31/2012	Contractual Life	Exercise Price	as of 12/31/2012	Exercise Price

13,323	7.15 Years	$9.33	6,762	$9.33
14,761	8.15 Years	$9.55	3,644	$9.55
12,597	9.15 Years	$9.58	—	$—
40,681	8.13 Years	$9.49	10,406	$9.41

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Share-based compensation plan (concluded)

	Non-vested
	Restricted Stock
	2012		2011
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value

Outstanding at beginning of year	26,322	$8.29	17,283	$7.22
Granted	12,606	$8.68	18,721	$9.02
Forfeited	(1,620)	$8.22	(5,509)	$8.22
Vested	(7,027)	$8.16	(4,173)	$7.22

Outstanding at end of year	30,281	$8.49	26,322	$8.29

As of December 31, 2012, unrecognized share-based compensation expense related to non-vested options amounted to $81,000 and the unrecognized share-based compensation expense related to non-vested restricted stock amounted to $183,000.  Both amounts are expected to be recognized over a weighted average period of 3.1 and 3.0 years, respectively.

For the year ended December 31, 2012, the Company recognized compensation expense for stock options of $35,000 with a related tax benefit of $7,000.  For the year ended December 31, 2012, the Company recognized compensation expense for restricted stock awards of $81,000, with a related tax benefit of $32,000. For the year ended December 31, 2011, the Company recognized compensation expense for stock options of $25,000 with a related tax benefit of $4,000.  For the year ended December 31, 2011, the Company recognized compensation expense for restricted stock awards of $56,000, with a related tax benefit of $22,000.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.                     COMMITMENTS AND CONTINGENCIES

Loan commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.  The Bank’s exposure to credit loss is represented by the contractual amount of the instruments.  The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.  Financial instruments whose contract amounts represent credit risk consist of the following:

	At December 31,
	2012	2011
	(In thousands)

Commitments to grant loans	$20,120	$6,083
Unadvanced funds on home equity lines of credit	9,242	8,980
Unadvanced funds on commercial lines of credit	5,110	2,555
Unadvanced funds on construction loans	8,337	6,473
Unadvanced funds on other unsecured personal lines of credit	449	473
Unadvanced funds on commercial real estate loans	1,137	—
Standby letters of credit	25	125

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  The commitments for all lines of credit may expire without being drawn upon, therefore, the total commitment amounts do not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  Substantially all of these financial instruments, except for unadvanced lines of credit on unsecured personal loans and commercial lines of credit, are secured by real estate.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.  The maximum potential amount of the Bank’s obligation for standby letters of credit was $25,000 and $125,000 as of December 31, 2012 and 2011, respectively.  The Bank’s outstanding letters of credit generally have a term of less than one year.  If a letter of credit is drawn upon, the Bank may seek recourse through the customer’s underlying line of credit.  If the customer’s line of credit is also in default, the Bank may take possession of the collateral, if any, securing the line of credit.

Lease commitments

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2012, pertaining to branch facilities, future minimum rental payments are as follows:

Years Ending
December 31,	Payments
(In thousands)

2013	$183
2014	183
2015	167
2016	55
2017	55
Thereafter	1,155

Total future minimum rental payments	$1,798

One of the leases contains an option to extend for ten additional years.  The cost of such rentals is not included above.

Rental expense, including cancelable leases, amounted to $189,000 and $195,000 for the years ended December 31, 2012 and 2011, respectively.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Employment agreements

The Bank and Company have entered into employment agreements with its Chief Executive Officer and Chief Financial Officer, with initial terms of thirty-six months, that generally provide for a specified minimum annual compensation and the continuation of benefits currently received upon certain termination events, including a change in control, as defined in the agreements.  The employment agreements may be terminated for cause, as defined, without incurring any continuing obligations.  The Company employment agreements do not provide duplicative benefits, but rather, reinforce the obligation of the Bank by providing for the payments required under the employment agreements to the extent that such payments are not or cannot be made by the Bank. The agreements with the Company do not have an automatic reduction in benefits in the event of an excess parachute payment, but such agreements also do not provide for a tax “gross up.” In addition, certain regulatory requirements that are only required to be included in employment agreements between the executives and the Bank are not included in the employment agreements with the Company.

The Bank has also entered into change in control agreements with four officers of the Bank with an initial term of twelve months, which provides for a lump sum severance payment, subject to certain conditions.  These agreements are automatically renewed annually unless a notice of non-renewal is issued upon recommendation from the Board of Directors.

Other contingencies

Various legal claims arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company’s consolidated financial position.

15.                   LOANS TO RELATED PARTIES

In the ordinary course of business, the Bank grants loans to its Executive Officers and Directors and their affiliates.  Total loans to such persons and their affiliates amounted to $4,500,000 as of December 31, 2012.  During the year ended December 31, 2012, principal payments totaled $1,006,000 and principal advances amounted to $1,308,000.

16.                   DERIVATIVE FINANCIAL INSTRUMENTS

Mortgage loan commitments

The Bank enters into commitments to originate mortgage loans for sale and uses forward commitments to sell such loans, both of which represent derivative instruments. These instruments involve both credit and market risk.

Commitments to originate loans require the Bank to originate a loan at an interest rate that may or may not be fixed upon completion of various underwriting requirements. At December 31, 2012, the Bank

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DERIVATIVE FINANCIAL INSTRUMENTS  (concluded)

Mortgage loan commitments (concluded)

had $8,171,000 in outstanding commitments to grant mortgage loans that are intended to be sold, the fair value of which was not material. At December 31, 2011, the Bank had $2,825,000 in outstanding commitments to grant mortgage loans that are intended to be sold, the fair value of which was not material.

Forward commitments to sell loans require the Bank to make delivery at a specific future date of a specified amount, at a specified price or yield. At December 31, 2012, such commitments amounted to $10,777,000, the fair value of which was not material. At December 31, 2011, such commitments amounted to $3,594,000, the fair value of which was not material.

17.                     FAIR VALUE OF ASSETS AND LIABILITIES

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine their fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Determination of fair value

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and short-term investments approximate fair values.

Securities: Fair values for the Company’s debt securities are obtained from a third-party pricing service and are based on models that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. No further adjustments to such values are made by the Company.

Federal Home Loan Bank stock: Fair value is based on redemption provisions of the FHLB. The FHLB stock has no quoted market value.

Loans held for sale: Fair value is based on committed secondary market prices.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (continued)

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for other loans are estimated using discounted cash flow analyses, using market interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Capitalized mortgage servicing rights: Fair value is based on a quarterly, third-party valuation model that calculates the present value of estimated future net servicing income. The model utilizes a variety of assumptions, the most significant of which are loan prepayment assumptions and the discount rate used to discount future cash flows. Prepayment assumptions, which are impacted by loan rates and terms, are calculated using a moving average of prepayment data published by the Securities Industry and Financial Markets Association, third party proprietary analysis of prepayment rates embedded in liquid mortgage securities markets and modeled against the serviced loan portfolio by the third party valuation specialist. The discount rate is the moving average 10-year U.S. Treasury rate plus 5.0% and adjusted to reflect the current credit spreads and conditions in the market. Other assumptions include delinquency rates, foreclosure rates, servicing cost inflation, and annual unit loan cost. All assumptions are adjusted periodically to reflect current circumstances and all are obtained from independent market sources.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount.  Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under agreements to repurchase: The fair value estimate of securities sold under agreements to repurchase approximates carrying value as they mature daily and bear market interest rates.

Short-term FHLB advances: The fair value of short-term FHLB advances approximate carrying value, as they generally mature within 90 days.

Long-term FHLB advances: The fair value for long-term FHLB advances is estimated using discounted cash flow analyses based on current market borrowing rates for similar types of borrowing arrangements.

Mortgagors’ escrow accounts: The fair values disclosed for mortgagors’ escrow accounts are equal to the amounts payable on demand at the reporting date (i.e. their carrying amounts).

Accrued interest:  The carrying amounts of accrued interest approximate fair value.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Determination of fair value (concluded)

Forward loan sale commitments and derivative loan commitments: Fair value is determined using secondary market pricing, including expected normal servicing rights. In estimating fair value, the Bank assigns a probability to a loan commitment based on an expectation that it will be exercised and the loan will be funded.

Off-balance sheet instruments:  Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  At December 31, 2012 and 2011, the fair value of commitments outstanding is not significant since fees charged are not material.

Assets and liabilities measured at fair value on a recurring basis

Assets measured at fair value on a recurring basis are summarized below.

				Total
				Assets
	Level 1	Level 2	Level 3	at Fair Value
	(In thousands)
At December 31, 2012

Assets

Securities available for sale
Residential mortgage-backed securities	$—	$8,184	$—	$8,184

At December 31, 2011

Assets

Securities available for sale
Government-sponsored enterprise obligations	$—	$503	$—	$503
Residential mortgage-backed securities	—	3,671	—	3,671
Total securities available for sale	$—	$4,174	$—	$4,174

The Company did not have any significant transfers of assets between levels 1 and 2 of the fair value hierarchy during the year ended December 31, 2012.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (continued)

Assets and liabilities measured at fair value on a non-recurring basis

The Company may also be required, from time to time, to measure certain other financial assets on a non-recurring basis in accordance with generally accepted accounting principles. These adjustments to fair value usually result from application of lower-of-cost-or-market accounting or write-downs of individual assets.  There are no liabilities measured at fair value on a non-recurring basis at December 31, 2012 and 2011.  The following table summarizes the fair value hierarchy used to determine each adjustment and the carrying value of the related individual assets as of December 31, 2012 and 2011. The fair value adjustments represent the amount of write down recorded during the years ended December 31, 2012 and 2011 on the assets held at December 31, 2012 and 2011, respectively.

				Assets	Adjustments
	Level 1	Level 2	Level 3	at Fair Value	to Fair Value
	(In thousands)
At December 31, 2012

Impaired loans	$—	$—	$2,763	$2,763	$(320)
Other real estate owned	—	—	203	203	(19)
	$—	$—	$2,966	$2,966	$(339)

				Fair Value	Adjustments
	Level 1	Level 2	Level 3	Adjustments	to Fair Value
	(In thousands)
At December 31, 2011

Impaired loans	$—	$—	$1,028	$1,028	$(319)
Other real estate owned	—	—	30	30	(14)
	$—	$—	$1,058	$1,058	$(333)

Fair values of impaired loans are based on the appraised value of the underlying collateral considering discounting factors, if deemed appropriate, and as adjusted for selling costs. These appraised values may be discounted based on management’s historical knowledge, expertise or changes in market conditions from time of valuation. Fair value adjustments are reflected in the provision for loan losses.

Other real estate owned values are estimated using level 2 inputs based on appraisals of similar properties obtained from a third party. For level 3 inputs, fair values are based on management estimates.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF ASSETS AND LIABILITIES (concluded)

Summary of fair value of financial instruments

The estimated fair values and related carrying amounts of the Company’s financial instruments are as follows. Certain financial instruments and all nonfinancial instruments are exempt from disclosure requirements.  Accordingly, the aggregate fair value amounts presented herein may not necessarily represent the underlying fair value of the Company.

	December 31, 2012
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$6,789	$6,789	$—	$—	$6,789
Securities available for sale	8,184	—	8,184	—	8,184
Securities held to maturity	1,594	—	1,731	—	1,731
FHLB stock	2,861	2,861	—	—	2,861
Loans held for sale	2,606	2,642	—	—	2,642
Loans, net	180,599	—	—	193,764	193,764
Accrued interest receivable	617	617	—	—	617
Capitalized mortgage servicing rights	890	—	1,099	—	1,099

Financial liabilities:
Deposits	$154,439	$—	$154,860	$—	$154,860
Long-term FHLB advances	23,600	—	24,100	—	24,100
Mortgagors’ escrow accounts	1,034	1,034	—	—	1,034
Accrued interest payable	60	60	—	—	60

	December 31, 2011
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$19,083	$19,083	$—	$—	$19,083
Securities available for sale	4,174	—	4,174	—	4,174
Securities held to maturity	2,322	—	2,506	—	2,506
FHLB stock	3,111	3,111	—	—	3,111
Loans held for sale	769	780	—	—	780
Loans, net	161,120	—	—	165,806	165,806
Accrued interest receivable	627	627	—	—	627
Capitalized mortgage servicing rights	458	—	493	—	493

Financial liabilities:
Deposits	$151,085	$—	$151,277	$—	$151,277
Securities sold under agreements to repurchase	573	573	—	—	573
Long-term FHLB advances	25,121	—	25,660	—	25,660
Mortgagors’ escrow accounts	730	730	—	—	730
Accrued interest payable	79	79	—	—	79

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18.                     LIQUIDATION ACCOUNT RELATED TO REORGANIZATION

On  November 28, 2011, the Boards of Directors of Georgetown Federal, Georgetown Bancorp, MHC and the Bank each unanimously adopted a Plan of Conversion or Reorganization of the Mutual Holding Company (the “Plan”) pursuant to which the Georgetown Bancorp, MHC undertook a “second-step” conversion and ceased to exist.  Georgetown Bancorp, MHC reorganized from a two-tier mutual holding company structure to a fully public stock holding company structure effective July 11, 2012.

In accordance with Board of Governors of the Federal Reserve System regulations, at the time of the reorganization, the Company substantially restricted retained earnings by establishing a liquidation account.  The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion.  The Bank will establish a parallel liquidation account to support the Company’s liquidation account in the event the Company does not have sufficient assets to fund its obligations under its liquidation account.  The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.  Subsequent increases will not restore an eligible account holder’s interest in the liquidation accounts.  In the event of a complete liquidation of the Bank or the Company, each account holder will be entitled to receive a distribution in an amount proportionate to the adjusted qualifying account balances then held.  The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19.                     CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheets of the parent company are as follows:

BALANCE SHEETS

	At December 31,
	2012	2011
	(In thousands)

ASSETS

Non-interest bearing deposit in the Bank	$4,840	$745
Loan to the Bank for ESOP	1,153	343
Investment in subsidiary	24,556	19,239
Other assets	14	5

Total assets	$30,563	$20,332

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$—	$3
Stockholders’ equity	30,563	20,329

Total liabilities and stockholders’ equity	$30,563	$20,332

The condensed statements of net income of the parent company are as follows:

STATEMENTS OF INCOME

	Years Ended
	December 31,
	2012	2011
	(In thousands)

Interest income on ESOP loan	$33	$54
Non-interest expense	105	65
Loss before income taxes and equity in undistributed net income of the Bank	(72)	(11)
Applicable income tax benefit	29	4

Loss before equity in undistributed net income of subsidiary	(43)	(7)

Equity in undistributed net income of subsidiary	991	1,018

Net income	$948	$1,011

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CONDENSED PARENT COMPANY FINANCIAL STATEMENTS (concluded)

The condensed statements of cash flows of the parent company are as follows:

	Years Ended
	December 31,
	2012	2011
	(In thousands)

Cash flows from operating activities:
Net income	$948	$1,011
Adjustments to reconcile net income to net cash provided by operating activities:
Repayment of ESOP loan	85	83
Equity in undistributed income of subsidiary	(991)	(1,018)
Other, net	(28)	(43)
Net cash provided by operating activities	14	33

Cash flows from investing activities:
Capital contribution to the Bank	(4,966)	—
Net cash used by investing activities	(4,966)	—

Cash flows from financing activities:
Net proceeds from issuance of common stock	9,050	—
Purchase of treasury stock	(8)
Cash received from Georgetown Bancorp, MHC due to reorganization	5
Net cash provided by financing activities	9,047	—

Net change in cash and cash equivalents	4,095	33

Cash and cash equivalents at beginning of period	745	712

Cash and cash equivalents at end of period	$4,840	$745

Supplementary information:
Transfer from other assets to ESOP loan with the Bank	$15	$—

GEORGETOWN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

20.                     QUARTERLY DATA (UNAUDITED)

A summary of consolidated operating results on a quarterly basis is as follows:

	Years Ended December 31,
	2012				2011
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)

Interest and dividend income	$2,288	$2,180	$2,256	$2,321	$2,558	$2,573	$2,777	$2,797
Interest expense	360	379	447	502	519	581	646	670

Net interest income	1,928	1,801	1,809	1,819	2,039	1,992	2,131	2,127
Provision for loan losses	38	67	31	64	124	80	681	64

Net interest income, after provision for loan losses	1,890	1,734	1,778	1,755	1,915	1,912	1,450	2,063
Non-interest income	785	616	329	283	363	203	198	226
Non-interest expenses	1,995	1,958	1,905	1,805	1,606	1,664	1,707	1,759

Income (loss) before income taxes	680	392	202	233	672	451	(59)	530

Income tax provision (benefit)	264	148	67	80	257	167	(39)	198

Net income (loss)	$416	$244	$135	$153	$415	$284	$(20)	$332

Income (loss) per share:
Basic	$0.23	$0.13	$0.07	$0.08	$0.22	$0.15	$(0.01)	$0.17
Diluted	$0.23	$0.13	$0.07	$0.08	$0.22	$0.15	$(0.01)	$0.17